MILESTONE SCIENTIFIC AND SUBSIDIARIES

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Milestone Scientific Inc.

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Milestone Scientific Inc.

Notice of Annual Meeting of Stockholders

To be held on June 28, 2023

To the Stockholders of Milestone Scientific Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Milestone Scientific Inc. (“Milestone” or the “Company”) will be held in a virtual-only meeting format conducted via live audio webcast located at www.virtualshareholdermeeting.com/MLSS2023 on June 28, 2023 at 9:00 a.m. (ET).

The following items are scheduled for consideration and action at the Meeting.

1.	Election of six (6) directors;

2.	Approval of an amendment to the Company’s 2020 Equity Incentive Plan to increase the number of shares of Common Stock which may be issued from 4,000,000 shares to 11,500,000 shares.

3.	Ratification of the appointment of Marcum LLP as the Company's independent auditors for the fiscal year ending December 31, 2023; and

4.	Such other business as may legally come before the Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on May 8, 2023 as the record date for determining the stockholders having the right to notice of and to vote at the Meeting.

Attending the Virtual Meeting

As described in the proxy materials for the Meeting, you are entitled to attend and participate in the virtual Meeting if you were a stockholder of record as of the close of business on May 8, 2023, the record date, or if you hold a legal proxy for the Meeting provided by your bank, broker-dealer, or other similar organization. The accompanying proxy materials include instructions on how to participate in the Meeting and how to vote your shares of the Company’s stock in the Meeting.

Stockholders attending the Meeting will be in a listen-only mode. However, virtual attendees will be able to vote and submit questions during the Meeting using the virtual Meeting website.

Your vote is important. Whether or not you plan to attend the Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the Meeting.

Important Notice Regarding the Internet Availability of Proxy Material for the Annual Meeting of Stockholders to be Held on June 28, 2023 : This Proxy Statement, the Proxy Card, and our Annual Report for 2022 are available at: www.virtualshareholdermeeting.com/MLSS2023.

By order of the Board of Directors

Neil Goldman

Chairman of the Board

Roseland, New Jersey

May 1, 2023

IMPORTANT: Every stockholder, whether he or she expects to attend the Annual Meeting, is urged to execute the proxy and return it promptly in the enclosed business reply envelope. Sending in your proxy will not prevent you from voting your stock at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. We would appreciate your giving this matter your prompt attention.

MILESTONE SCIENTIFIC INC.

PROXY STATEMENT

For Annual Meeting of Stockholders

To be Held on June 28, 2023

Proxies in the form enclosed with this statement are solicited by the Board of Directors (the “Board”) of Milestone Scientific Inc. (“we”, “us”, “our”, the “Company” or “Milestone Scientific”) to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments thereof, to be held on a virtual on June 28, 2023 at 9:00 a.m., Eastern Time, for the purposes set forth in the Notice of Meeting and this Proxy Statement. The Board knows of no other business which will come before the Annual Meeting. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about May 26, 2023.

THE VOTING AND VOTE REQUIRED

Record Date and Quorum

Only stockholders of record at the close of business on May 8, 2023 (the “Record Date”) are entitled to notice of and vote at the Annual Meeting. On the Record Date, there were 69,998,525 outstanding shares of common stock, par value $.001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote. Shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as specified. A quorum will be present at the Annual Meeting if stockholders owning not less than one-third of the shares issued and outstanding on the Record Date are present at the meeting in person or by proxy.

Voting of Proxies

The persons acting as proxies pursuant to the enclosed proxy will vote the shares represented as directed in the signed proxy. Unless otherwise directed in the proxy, the proxyholders will vote the shares represented by the proxy: (i) for the election of the six (6) director nominees named in this Proxy Statement; (ii) for the increase in the number of shares of common stock which may be issued under the Company’s 2020 Equity Incentive Plan (iii) for the ratification of the appointment of Marcum LLP as Milestone Scientific’s independent auditors for the fiscal year ending December 31, 2023; and (iv) in the proxyholders’ discretion, on any other business that may come before the Annual Meeting and any adjournments thereof.

All votes will be tabulated by the Inspector of Elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Under Milestone Scientific’s Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting, and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; (3) proxies that reflect abstentions will be treated as voted for purposes of determining approval of that proposal and will be counted as votes against that proposal; and (4) proxies that reflect broker non-votes will be treated as not voted for purposes of determining approval of that proposal and may, in some circumstances, be counted as votes against that proposal.

Voting Requirements

Election of Directors. The election of the director nominees will require a plurality of the votes cast on the matter at the Annual Meeting. With respect to the election of directors, votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Approval of an increase in the number of shares of common stock which may be issued under the Company’s 2020 Equity Incentive Plan. The affirmative vote of the majority of the votes cast at the Annual Meeting by stockholders entitled to vote at the Annual Meeting is required to approve this matter. An abstention will be treated as “present” for quorum purposes. Abstention's will have the same effect as an against vote on the matter and broker non-votes will have no effect on the matter.

Ratification of the appointment of Independent Auditors. The affirmative vote of a majority of the votes cast at the Annual Meeting by stockholders entitled to vote at the Annual Meeting is required to approve this matter. An abstention will be treated as “present” for quorum purposes.  Abstention's will have the same effect as an against vote on the matter and broker non-votes will have no effect on the matter.

Revocability of Proxy. A proxy may be revoked by the stockholder giving the proxy at any time before it is voted by delivering oral or written notice to the Corporate Secretary of Milestone Scientific at or prior to the Annual Meeting, and a prior proxy is automatically revoked by a stockholder giving a subsequent proxy or attending and voting at the Annual Meeting. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Expenses of Solicitation. Milestone Scientific will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, or employees of Milestone Scientific telephonically, electronically or by other means of communication. Milestone Scientific will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

PROPOSAL 1

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

The Board currently consists of six directors: Neil Goldman, Leonard A. Osser, Gian Domenico Trombetta, Michael McGeehan, Benedetta I. Casamento, and Arjan Haverhals. Directors are elected for a term of one year and until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Nominating Committee (described below), with the concurrence of the Board, has nominated the present directors for re-election to the Board at the Annual Meeting.

It is intended that votes pursuant to the enclosed proxy will be cast for the election of the nominees named below. If any such nominee should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person, if any, as shall be designated by the Board. Management has no reason to believe that any of these nominees will not be available to serve as a director if re-elected.

The following table sets forth the names and ages of each nominee, the positions, and the period during which each has served as a director of Milestone Scientific. Information as to the stock ownership of each nominee is set forth under “Security Ownership of Certain Beneficial Owners and Management.” All the director nominees have been approved and nominated by the Nominating Committee (described below), with the concurrence of the Board, for re-election to the Board.

The names, ages and titles of our directors and nominees, as of the Record Date, are as follows:

NAME	AGE	POSITION	DIRECTOR SINCE
Neal Goldman (1) (2) (3)	79	Chairman of the Board	2019
Leonard Osser	75	Vice Chairman of the Board	1991
Jan Adriaan (Arjan ) Haverhals	60	President, Chief Executive Officer and Director	2023
Benedetta Casamento (1) (2) (3)	53	Director	2022
Gian Domenico Trombetta	62	Director	2014
Michael McGeehan (1) (2) (3)	57	Director	2017

1. Member of the Audit Committee

2. Member of the Compensation Committee

3. Member of the Nominating and Corporate Governance Committee

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of all the nominees as directors.

The principal occupations and brief summaries of the backgrounds, as of the Record Date, of the directors nominees are as follows:

Neal Goldman, Chairman of the Board

Neal Goldman has been a director of Milestone Scientific since 2019 and has served as Chairman of the Board since January 2023. Mr. Goldman is the President and Founder of Goldman Capital Management, Inc., a family office since 2018, which was previously an investment advisory firm founded in 1985. He was First Vice President of Research at Shearson Lehman Hutton. He has also held senior positions as a money manager and research analyst with a variety of firms including Neuberger Berman, Moseley Hallgarten Estabrook and Weeden, Bruns Nordeman, and Russ and Company. Mr. Goldman serves as Chairman of Charles & Colvard, Ltd. since 2016 and served on the board of Imageware Systems, Inc. until November 2020. He also serves on the board of Deep-Down Inc. Prior to their respective acquisitions, he served on the boards of Blyth Industries and IPASS Corporation. Mr. Goldman received his B.A. degree in Economics from The City University of New York (City College). Mr. Goldman’s professional experience and financial background have given him the expertise needed to serve as one of our directors.

Leonard Osser,  Vice Chairman of the  Board

Leonard Osser has been a director of Milestone Scientific since 1991 and has served as Milestone Scientific’s Vice Chairman of the Board since May 2021.  Mr. Osser had been Interim Chief Executive Officer from December 2017 until May 2021. From July 2017 to December 2017, he had been Managing Director –China Operations. Prior to that, he served as Milestone Scientific’s Chairman from 1991 until September 2009, and during that time, from 1991 until 2007, was also Chief Executive Officer of Milestone Scientific. In September 2009, he resigned as Chairman of Milestone Scientific, but remained director, and assumed the position of Chief Executive Officer. From 1980 until the consummation of Milestone Scientific’s public offering in November 1995, Mr. Osser is the Managing Member of U.S. Asian Consulting Group, LLC, a New Jersey-based provider of consulting services specializing in distressed or turnaround situations in both the public and private markets. Mr. Osser also serves as a special consultant to the board of directors of Nexalin Technology, Inc. where he is also Managing Director of China Operations. Mr. Osser’s knowledge of our business and background with us since 1980 provides the Board with valuable leadership skills and insight into our business and accordingly, the expertise needed to serve as one of our directors.

Jan Adriaan (Arjan) Haverhals, President, Chief Executive Officer and Director

Arjan Haverhals has been Milestone Scientific's President since September 2020, Chief Executive Officer since May 2021 and has served as the President and Chief Executive Officer of Milestone Scientific’s Dental Division (Wand Dental Inc.) since June 2020.  In January 2023, Mr. Haverhals was appointed to the Board. He brings more than 30 years of sales, marketing, product development, and international expansion experience within the medical device, pharmaceutical, and other industries. Prior to joining Wand Dental and Milestone Scientific, Mr. Haverhals was senior vice president of sales at Xcentric Mold & Engineering from 2019 until 2020 where he was instrumental in increasing sales productivity and efficiency for the company's prototype injection molding services, which included leading healthcare company clients. From 2012 until 2018, Mr. Haverhals worked at Straumann, LLC, a global leader in manufacturing medical and dental devices, where he held a series of senior sales and marketing roles including vice president of customer marketing & education, where he oversaw all product franchises and led the launch of more than 30 products in the North American market. He also served as senior vice president for the Nordic Region at Straumann AB, senior vice president of global sales digital solutions, which included oversight of the strategic acquisition of Etkon; and served as vice president of the Prosthetics Business Unit, where he introduced a new implant and prosthetics product line within a new market segment.

He also served as senior vice president for the Nordic Region at Straumann AB, senior vice president of global sales digital solutions, which included oversight of the strategic acquisition of Etkon; and served as vice president of the Prosthetics Business Unit, where he introduced a new implant and prosthetics product line within a new market segment. He also served as vice president of global marketing & sales at Elkem AS, one of Norway's largest industrial companies. Previously, Mr. Haverhals served as executive vice president of marketing & sales at Cresco Ti Systems Sàrl, a global dental implant company, where he was responsible for turning around and managing global sales, marketing, international business. Mr. Haverhals holds an MS in Pharmacy from the University of Leyden in the Netherlands. Mr. Haverhals’ knowledge of Milestone Scientific’s day-to-day operations gives him the expertise needed to serve as one of our directors.

Benedetta I. Casamento, Director

Benedetta Casamento has served as a director of the Company since April 2022. Since August 2017, Ms. Casamento has served as a Retail Consultant specializing in finance, business operations, and financial planning and analysis. Ms. Casamento previously served as Chairman and President of Allyke, Inc., an artificial intelligence company creating digital imagery insights for retail and other industries, from June 2016 to August 2017. From December 2014 to April 2016, she served as Chief Executive Officer of Calypso St. Barth, a luxury boutique retailer of women’s apparel and accessories. Prior to her role as CEO at Calypso St. Barth, Ms. Casamento served as a consultant to private equity firms with portfolio interests in retail and fashion from July 2012 to December 2014. Ms. Casamento previously served as Executive Vice President, Finance & Operations of The Talbots, Inc. (“Talbots”), a specialty retailer and direct marketer of women’s apparel, accessories, and shoes, from March 2009 to July 2012. Prior to joining Talbots, Ms. Casamento served in various leadership roles within Liz Claiborne Inc. from February 1999 to November 2008, culminating in her position as President of Liz Claiborne Brands. Ms. Casamento started her career at Saks Fifth Avenue. Our Board has determined that Ms. Casamento’s extensive business experience, as well as her background in accounting and finance, qualifies her to serve on the Board.

Gian Domenico Trombetta, Director

Gian Domenico Trombetta has been a director of Milestone Scientific since May 2014 and served as the President and Chief Executive Officer of Milestone Scientific’s Dental Division (Wand Dental Inc.) from October 2014 until May 2020. He founded Innovest S.p.A, headquartered in Milan, Italy, in 1993, a special situation firm acting in development and distressed capital investments. He has been its President and Chief Executive Officer since its inception. He served as the Chief Executive Officer or a board member of several private commercial companies in different industries including both industrial (e.g. IT, media, web, and fashion) and holding companies. Before founding Innovest, Mr. Trombetta was Project Manager for Booz Allen & Hamilton Inc., a management consulting firm from 1988 to 1992. Mr. Trombetta holds a degree in business administration from the Luiss University in Rome, Italy, and an MBA degree from INSEAD-Fontainbleau-France. Mr. Trombetta’s business background and experience has given him the expertise needed to serve as one of our directors.

Michael McGeehan, Director

Michael McGeehan has been a director of Milestone Scientific since October 2017. Mr. McGeehan is a business consultant with 30 years of experience in a variety of business domains, including financial services, medical and healthcare products, consumer package goods and the software technology industry. Mr. McGeehan started his career at Metaphor Computer Systems in 1988 and then went to work at Microsoft Corporation in 1991. In 1995, Mr. McGeehan left Microsoft and founded Forefront Information Strategies, an information technology consulting firm. In 2002, Mr. McGeehan returned to Microsoft where he worked until 2017, when he returned to and re-started Forefront. Mr. McGeehan was on the Board of Directors of Wand Dental. Mr. McGeehan has a master’s in business administration from Pace University and a Bachelor of Science in Electrical Engineering and Computer Science from Marquette University. Mr. McGeehan’s professional experience and background have given him the expertise needed to serve as one of our directors.

Board Leadership Structure

The Board believes that the segregation of the roles of Board Chairman and the Chief Executive Officer ensures better overall governance of the Company and provides meaningful checks and balances regarding its overall performance. This structure allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations and allows our chairman to lead the Board in its oversight and advisory roles. Because of the many responsibilities of the Board and the significant time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and enhances the Company’s prospects for success. The Company also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management. For the foregoing reasons, the Board has determined that its leadership structure is appropriate and in the best interest of stockholders.

The Board’s Oversight of Risk Management

The Board recognizes that companies face a variety of risks, including China operation risk, liquidity/capital accessibility risk, medical product acceptance risk, and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that we face; (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee; (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile; and (4) integrate risk management into the Company’s decision-making. The Board encourages, and management promotes a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of management and executive officers, to assess and analyze the most likely areas of future risk for the Company.

Committees of the Board

The Board has standing audit, compensation, and nominating and corporate governance committees (respectively, the “Audit Committee,” the “Compensation Committee,” and the “Nominating Committee.”)

Attendance at Committee and Board Meetings

In 2022, the Board held a total of eight meetings and acted by written consent four times, the Audit Committee held a total of five meetings, the Compensation Committee held a total of two meetings and acted by written consent five times, and the Nominating and Corporate Governance Committee held one meeting. Each of our directors attended 100% of the Board meetings and all the meetings of the committees of the Board on which he or she served. It is our policy to invite and encourage all the directors to attend the Annual Meeting. All our directors attended our annual meeting of stockholders in 2022.

Compensation Committee

The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the issuance of stock options to the Company’s officers, employees, directors, and consultants. The Compensation Committee is comprised of three members, Michael McGeehan (Chairman), Neal Goldman and Benedetta Casamento. A copy of the Compensation Committee Charter has been posted on our website at www.milestonescientific.com.

Audit Committee

The Audit Committee meets with management and the Company’s independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Audit Committee’s purpose is to: (A) assist the Board in its oversight of: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; (iv) the performance of our internal audit function and independent auditors to decide whether to appoint, retain or terminate our independent auditors; and (v) the preparation of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”); and (B) to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors. The members of the Audit Committee are comprised of Benedetta Casamento (Chairman), Neil Goldman and Michael McGeehan, all of whom are independent as defined in the listing standards of the NYSE American and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the Audit Committee Charter has been posted on our website at www.milestonescientific.com.

Audit Committee Financial Expert

The Board has determined that Benedetta Casamento is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K, and “independent” for purposes of the listing standards of the NYSE American and Section 10A(m)(3) of the Exchange Act.

Nominating Committee

The Nominating Committee identifies potential director nominees and evaluates their suitability to serve on the Board. Based on its evaluation, it recommends to the Board the director nominees for Board membership. In addition, the Nominating Committee also evaluates each existing Board member’s suitability for continued service as a director. The members of the Nominating Committee are Benedetta Casamento (Chairman), Michael McGeehan, and Neal Goldman. A copy of the Nominating Committee Charter has been posted on our website at www.milestonescientific.com.

The Nominating Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possess an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company and an impeccable reputation of integrity and competence in his or her personal or professional activities. The Nominating Committee’s criteria for evaluating potential candidates include the following: an understanding of the Company’s business environment; and the possession of such knowledge, skills, expertise and diversity of experience so as to enhance the Board’s ability to manage and direct the affairs and business of the Company including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or satisfy any independence requirements imposed by law, regulation or listing requirements.

The Nominating Committee considers director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information: the name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and, the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The Nominating Committee may also receive suggestions from current Board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating Committee for such candidates. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates.

Once a person has been identified by the Nominating Committee as a potential candidate, it may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. The Nominating Committee may consider all such information considering information regarding any other candidates that it might be evaluating for membership on the Board. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Director Independence

The Board has determined that Michael McGeehan, Benedetta Casamento, and Neal Goldman (the “Independent Directors”) are independent, as that term is defined in the listing standards of the NYSE American. In determining director independence, the Board also considered all equity awards, if any, to the Independent Directors for the year ended December 31, 2022, disclosed in “Director Compensation” below, and determined that such awards were compensation for services rendered to the Board and therefore did not impact their ability to continue to serve as Independent Directors.

Stockholder Communication with the Board

The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee, or any chair of any such committee by mail or electronically. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 425 Eagle Rock Ave., Suite 403, Roseland, New Jersey 07068. All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary of the Company for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Company’s Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Executive Officers

The names, ages and titles of our executive officers are as follows:

NAME	AGE	POSITION
Jan Adriaan (Arjan ) Haverhals	60	President and Chief Executive Officer
Peter Milligan	55	Chief Financial Officer

A brief summary of the backgrounds of our executive officers are as follows

Jan Adriaan (Arjan ) Haverhals, President and Chief Executive Officer

Arjan Haverhals has been Milestone Scientific's President since September 2020, Chief Executive Officer since May 2021 and has served as the President and Chief Executive Officer of Milestone Scientific’s Dental Division (Wand Dental Inc.) since June 2020. In January 2023, Mr. Haverhals was appointed to the Board. He brings more than 30 years of sales, marketing, product development, and international expansion experience within the medical device, pharmaceutical, and other industries. Prior to joining Wand Dental and Milestone Scientific, Mr. Haverhals was senior vice president of sales at Xcentric Mold & Engineering from 2019 until 2020 where he was instrumental in increasing sales productivity and efficiency for the company's prototype injection molding services, which included leading healthcare company clients. From 2012 until 2018, Mr. Haverhals worked at Straumann, LLC, a global leader in manufacturing medical and dental devices, where he held a series of senior sales and marketing roles including vice president of customer marketing & education, where he oversaw all product franchises and led the launch of more than 30 products in the North American market. He also served as senior vice president for the Nordic Region at Straumann AB, senior vice president of global sales digital solutions, which included oversight of the strategic acquisition of Etkon; and served as vice president of the Prosthetics Business Unit, where he introduced a new implant and prosthetics product line within a new market segment.

He also served as vice president of global marketing & sales at Elkem AS, one of Norway's largest industrial companies. Previously, Mr. Haverhals served as executive vice president of marketing & sales at Cresco Ti Systems Sàrl, a global dental implant company, where he was responsible for turning around and managing global sales, marketing, international business. Mr. Haverhals holds an MS in Pharmacy from the University of Leyden in the Netherlands.

Peter Milligan, Chief Financial Officer

Peter Milligan was appointed as the Company’s Chief Financial Officer, on a part-time basis, effective February1, 2023. Prior to joining the Company, Mr. Milligan was a fractional Chief Financial Officer at Travecta Therapeutics Pte. Ltd., an early stage bio-technology company, from August 2021 until October 2022. From June 2021 to October 2022, Mr. Milligan was a fractional Chief Financial Officer at Vinci Pharmaceuticals, Inc., an early-stage bio-technology company. From 2018 to March 2021, Mr. Milligan was Chief Financial Officer of Melinta Therapeutics, LLC (previously Melinta Therapeutics, Inc., a Nasdaq listed company), where he guided the company through its Chapter 11 reorganization in 2020. From 2016 to 2018, Mr. Milligan was Chief Financial Officer at G&W Laboratories, Inc., a privately held generic pharmaceutical company. Prior to that, Mr. Milligan served as Senior Vice President and Chief Financial Officer of Exelis, Inc., an NYSE listed and leading global defense and aerospace company, effective with its 2011 spin-off from ITT Inc. (formerly ITT Corporation) through the sale of the business to Harris Corp. in 2015. Prior to that, Mr. Milligan held various senior finance roles within ITT, Inc. Mr. Milligan also spent over 10 years at AT&T in roles of increasing responsibility within its finance function. Mr. Milligan holds an M.B.A. from New York University with a concentration in Finance and Economics and a B.B.A. in Accounting from Hofstra University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table, together with the accompanying footnotes, sets forth information, as the Record Date, regarding stock ownership of all persons known by Milestone Scientific to own beneficially more than 5% of Milestone Scientific’s outstanding common stock, Named Executives, all directors, and all directors and executive officers of Milestone Scientific as a group:

Names of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)	Percentage
Executive Officers and Directors
Jan Adriaan (Arjan) Haverhals (3)	153,705	*
Neal Goldman (4)	1,853,003	2.64%
Benedetta Casamento (5)	134,828	*
Michael McGeehan (6)	370,576	*
Leonard Osser (7)	4,727,805	6.72%
Gian Domenico Trombetta (8)	10,397,238	14.79%
Peter Milligan (9)	78,125	*
All directors & executive officers as group (7 persons)	17,715,280	25.20%

1.

The addresses of the persons named in this table are as follows: Leonard Osser, Jan Adriaan (Arjan) Haverhals, Gian Domenico Trombetta, Neal Goldman, Michael McGeehan, Benedetta Casamento and Peter Milligan are at 425 Eagle Rock Avenue, Roseland, New Jersey 07068.

2.

A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the record date, May 8, 2023, as applicable, upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from May 8, 2023, have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. The percentages for each beneficial owner are determined based on dividing the number of shares of common stock beneficially owned by the sum of the outstanding shares of common stock on May 8, 2023 and the number of shares underlying options exercisable and convertible securities convertible within 60 days from May 8, 2023 held by the beneficial owner.

3.	Includes 153,705 shares to be issued at the termination of Mr. Haverhals employment agreement, and 98,424 vested stock options to purchase common stock of the Company
4.	Includes 1,853,003 shares held by Mr. Goldman.
5.	Includes 134,828 shares held by Mrs. Casamento.
6.	Includes 349,326 shares held by Mr. McGeehan and 21,250 shares subject to common stock warrants to purchase common stock of the Company.
7.

Includes 2,744,947 shares held by Mr. Osser or his family, 2,019,266 shares to be issued at the termination of his employment agreement, and 1,279,975 vested stock options to purchase common stock of the Company.

8.

Includes 521,475 shares held by Mr. Trombetta directly, 178,571 shares subject to warrants to purchase common stock of the Company in the name of Bp4 Sr.l, and 9,875,763 shares held directly by BP4 S.r.l. ("BP4") of which 5,982,906 shares were issued upon the conversion of $7 million of preferred stock at $1.17 per share, as adjusted to date. Innovest S.p.A. ("Innovest") is the controlling shareholder of BP4 and Mr. Trombetta is a controlling shareholder and director of Innovest, and, as such, is deemed to have voting and investment power over the securities held by BP4. Mr. Trombetta disclaims beneficial ownership of all securities held by BP4.

9.	Includes 78,125 shares to be issued by Mr. Milligan at the termination of his employment agreement.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plan Information (as of December 31, 2022)

Equity compensation plan approved by stockholders	Number of Securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plan

Grants under our 2020 Stock Option Plan (1)	3,151,652	$1.48	323,990

Total	3,151,652	$-	323,990

1.

The 2020 Plan provides for awards of restricted common stock and options to purchase up to a maximum of 4,000,000 shares of common stock and expires in December 2030. Options may be granted to employees, directors, and consultants of Milestone Scientific for the purchase of shares of common stock at a price not less than the fair market value of common stock on the date of grant. In general, options become exercisable over a three-year period from the grant date and expire five years after the date of grant. During the year ended December 31, 2022, 323,990 options and shares were issued.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth all compensation earned, in all capacities, during the fiscal years ended December 31, 2022 and 2021 by Milestone Scientific’s (i) chief executive officer and (ii) two most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers at the end of the 2022 fiscal year and whose salary as determined by Regulation S-K, Item 402, exceeded $100,000 (the individuals falling within categories (i) and (ii) are collectively referred to as the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonuses	Option Awards (6)	Other Compensation	Total
Jan Adriaan (Arjan) Haverhals (1) (2)
Chief Executive Officer -	2022	$ 350,000	$ 246,603	$ 216,385	$ 28,153	$ 841,141
President of Milestone Scientific Inc.	2021	$ 318,513	$ 296,000	$ 85,200	$ 35,311	$ 735,024
Leonard Osser Interim Chief Executive Officer (3)	2021	$ 112,500	$ 50,000	$ -	$ 126,793	$ 289,293
Joseph D'Agostino (4)
Chief Financial Officer and Chief Operating Officer	2021	$ 59,003	$ 237,067	$ -	$ 5,547	$ 301,617
Scott Kahn (5)
Chief Financial Officer	2021	$ 37,879	$ -	$ -	$ -	$ 37,879

1.	Arjan Haverhals - During 2022, other compensation represents payments made for health insurance coverage of approximately $13,753 and car allowance of approximately $14,400.
2.

Arjan Haverhals - During 2021, other compensation represents payments made for health insurance coverage of approximately $29,600 and car allowance of approximately $5,400. Mr. Haverhals received $296,000 in a discretionary performance bonus for the year ended December 31, 2021 and was awarded 40,000 stock options during 2021.

3.

Leonard Osser - During 2021, other compensation represents payments made for health insurance coverage of approximately $12,393, car allowance of approximately $14,400, and directors fees of $100,000. Mr. Osser was granted under a succession plan options to purchase 2,000,000 shares of common stock, exercisable at the fair market value of the common stock on the date of grant, vesting over a five-year period.

4.

Joseph D’Agostino - During 2021, other compensation includes payments made for health insurance coverage of approximately $3,200 and a car allowance of approximately $2,400. Mr. D’Agostino retired from company in April 2021 and was awarded a bonus of approximately $237,000 in 2021.

5.

Scott Kahn was appointed as the Chief Financial Officer of the Company May 24, 2021. On July 2, 2021, the Company announced that Scott Kahn, and the Company have reached a mutual decision to part ways.

6.

The amounts in this column reflect the fair value of the options on the date of grant. For details used in the assumption calculating the fair value of the option reward, see Note C to the Financial Statements for the year ended December 31, 2022, a which is located on pages F-9 through F-13 of the Company’s 2022 Annual Report on Form 10-K. Compensation cost is generally recognized over the vesting period of the award. See the table below entitled Outstanding Equity Awards at December 31, 2022.

Pay versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance metrics of the Company. For further information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “—Compensation Philosophy and Objectives” and “—Compensation Elements”.

	(a)	(b)	(c)	(d)	(e)
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO($)	Compensation Actually Paid to PEO($)	Average Summary Compensation Table Total for Non-PEO NEO's($)	Average Compensation Actually Paid to Non-PEO NEO's($)	Total Shareholder Return ($)	Net Income ($)
2022	841,141	649,824	n/a	n/a	22.86	(8,706,131)
2021	735,024	624,756	616,568	616,568	93.21	(6,818,317)

(a)         The amounts reported in this column are the amounts of total compensation reported for Mr. Haverhals, Chief Executive Officer, for each corresponding year in the "Total" column of the Summary Compensation Table (“SCT’) on page 12 of this proxy statement.

(b)         The amounts reported in this column represent the amount of compensation actually paid (“CAP”) Mr. Haverhals as computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to Mr. Haverhals during the applicable year. The determination of CAP begins with the total compensation reported in the SCT, which is then adjusted by equity-based and other compensation as set forth in the following table. For equity-based awards made during the year, the recorded grant date value is replaced with the estimated year-end value. For equity-based awards made in prior years that remain unvested at year-end, the estimated change in value from the beginning to the end of the year is included. For equity-based awards made in prior years, but vested during the year, the estimated change in value from the beginning of the year to the date of vesting is included:

Calculation of Compensation Actually Paid to PEO (column b)	2022	2021
Total Summary Compensation Paid Table (SCT) - column (a)	735,024	841,141
Less: value reported under stock awards in the SCT	(85,200)	(216,385)
Add: FV of unvested equity awards at year end 2021	-	-
Add: FV of vested awards as of the vesting date	-	-
Compensation actually paid	649,824	624,756

(c)         The amounts reported in this column represent the average of the amounts reported for the Company's Non-CEO named executive officer’s (“NEOs”) as a group in the "Total" column of the SCT in each applicable year. There were no NEO’s at the company during 2022. For 2021, the names of each of the Non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are Joseph D’Agostino and Scott Kahn. Since both executives served in the same role as CFO during various points in the year, their compensation was calculated on an annualized basis.

(d)         The amounts reported in this column represent the average amount of CAP to the Non-CEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. Since there were no adjustments to be made for these NEO’s, the amounts actually paid are equal to the SCT amounts calculated in the previous column.

(e)         This represents the year-end value of an initial $100 investment made at the beginning of the period.

Employment Contracts

On March 2, 2021, the Company entered into a Royalty Sharing Agreement with Leonard Osser, pursuant to which Mr. Osser sold, transferred and assigned to the Company all of his rights in and to a certain patent application as to which he is a co-inventor with Mark Hochman, a consultant to the Company, and the Company agreed to pay to Mr. Osser, beginning May 9, 2027, half of the royalty (2.5%) on net sales that would otherwise be payable to Mark and Claudia Hochman under their existing Technology Sale Agreement, dated January 1, 2005 and amended from time to time, with the Company. In connection with the Royalty Sharing Agreement, the Hochman's agreed with the Company, pursuant to an addendum to such Technology Sale Agreement dated February 25, 2021, to reduce from 5% to 2.5% the payments due to them under their Technology Sale Agreement beginning on May 9, 2027, and thereafter with respect to dental products embodying the new invention.

As part of the Succession Plan of the Company, Mr. Osser agreed, pursuant to an agreement dated April 6, 2021 (the “Succession Agreement”), to restructure certain of his existing agreements with the Company, which provide for additional and broader executive support, and at such time as he elects to step down as Interim Chief Executive Officer of the Company, to become the Vice Chairman of the Board of the Company. With respect to Mr. Osser’s July 2017 Employment Agreement and July 2017 Consulting Agreement (each as previously disclosed), the compensation under the Employment Agreement was modified to reduce the overall compensation by $100,000 to $200,000, split equally between a cash amount and an amount in shares, and the compensation under the Consulting Agreement was increased by $100,000 to $200,000, equally split between a cash amount and an amount in shares, which shares were formerly payable under the Employment Agreement. If the Company terminates Mr. Osser’s employment “Without Cause,” other than due to his death or disability, or if Mr. Osser terminates his employment for “Good Reason” (both as defined in the agreement), Mr. Osser is entitled to be paid in one lump sum payment as soon as practicable following such termination: an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all compensation pursuant to this agreement from the effective date of termination hereunder through the remainder of the Employment Term. In connection with his acceptance of the Vice Chairman position and in consideration of his services as a member of the Board and agreement to provide certain additional general consulting services, Mr. Osser was granted options to purchase 2,000,000 shares of common stock, exercisable at the fair market value of the common stock on the date of grant, vesting over the five-year period after he steps down as Interim Chief Executive Officer of the Company or ten years from the date of grant, whichever shall end first. The Company believes that the effect of such existing agreements and the Succession Agreement, all of which relate to the period after such time Mr. Osser steps down as Interim Chief Executive Officer of the Company, collectively expand Mr. Osser’s consulting to and support of the Company beyond its Chinese operations to also include its medical and other products, while enhancing the retention aspects of the Company’s relationship with Mr. Osser. On May 19, 2021, Mr. Osser resigned as Interim Chief Executive Officer of the Company and assumed the role of Vice Chairman of the Board.

Compensation under the Employment Agreement and the Consulting Agreement is payable for 9.5 years from May 19, 2021. The Company recorded expense of $200,000 and $125,000 related to the Employment Agreement for the year ended December 31, 2022 and 2021, respectively. The Company recorded expense of $200,000 and $125,000 related to the Consulting Agreement for the year ended December 31, 2022 and 2021, respectively.

Objective of Executive Compensation Program

The primary objective of the executive compensation program is to attract and retain qualified, energetic managers who are enthusiastic about the mission and culture of Milestone Scientific. A further objective of the compensation program is to provide incentives and reward each manager for their contribution. In addition, Milestone Scientific strives to promote an ownership mentality among key leadership and the Board of Directors.

The Compensation Committee reviews and approves, or in some cases recommends for the approval of the full Board, the annual compensation procedures for the Named Executive Officers.

The compensation program is designed to reward teamwork, as well as each manager’s individual contribution. In measuring the Named Executive Officers’ contribution, the Compensation Committee considers numerous factors including the growth, strategic business relationships and financial performance. Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. Milestone Scientific does not currently engage any consultant to advise on executive and/or director compensation matters.

Stock price performance has not been a factor in determining annual compensation because the price of Milestone Scientific’s common stock is subject to a variety of factors outside of Milestone Scientific’s control. Milestone Scientific does not have an exact formula for allocating between cash and non-cash compensation.

Annual CEO compensation consists of a base salary component, a bonus component (payable in a mix of cash and stock) and periodic stock option grants. It is the Compensation Committee’s intention to set totals for the CEO for cash compensation sufficiently high enough to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with the other stakeholders. The CEO receives stock option grants under the stock option plan. The number of stock options granted to the executive officer is made on a discretionary rather than a formula basis by the Compensation Committee.

The CEO’s current and prior compensation is considered in setting future compensation. To some extent, the compensation plan is based on the market and the companies that compete for executive management. The elements of the plan (e.g., base salary, bonus, and stock options) are like the elements used by many companies. The exact base pay, stock option grant, and bonus amounts are chosen to balance the competing objectives of fairness to all stakeholders and attracting and retaining executive managers.

Outstanding Equity Awards at December 31, 2022

The following table includes certain information with respect to all unexercised stock options and unvested shares of common stock of Milestone Scientific outstanding owned by the Named Executive Officers at December 31, 2022.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Un-exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#) (2)	Market Value of Number of Shares or Units of Stock that have not vested (#) (3)
Jan Adriaan (Arjan ) Haverhals
	26,333	13,667	$2.13	12/23/2024	153,705	$73,778
	72,091	144,205	$1.52	3/30/2025
Total	98,425	157,871			153,705	$73,778
Leonard Osser	469,036	234,482	$1.99	12/22/2025	2,019,266	$969,248
	400,000	1,600,000	2.47	4/23/2031
	10,714	21,461	$3.11	2/9/2026
Total	879,750	1,855,943			2,019,266	$969,248

Total	978,175	2,013,814			2,172,971	1,043,026

1.	Represents stock option grants at fair market value on the date of grant.
2.	Issuance of the shares of common stock have been deferred until the termination of employment with Milestone Scientific in accordance with the terms of respective employment arrangements.
3.	Based on the closing price per share of $0.48 as reported on the NYSE American on December 31, 2022

Director Compensation

The following table shows the compensation earned by, awarded, and paid in 2022 to the individuals who served as directors of such period.

	Fees earned or paid in cash $	Stock awards $ (1)	Option awards $	Non-equity incentive plan compensation $	Change in pension value and nonqualified deferred compensation earnings $	All other compensation $	Total $
Leslie Bernhard	$27,500	$130,000	$-	$-	$-	$-	$157,500
Leonard Schiller *		$52,500	$-	$-	$-	$-	$52,500
Michael McGeehan		$102,500	$-	$-	$-	$-	$102,500
Neal Goldman		$100,000	$-	$-	$-	$-	$100,000
Gian Domenico Trombetta		$100,000	$-	$-	$-	$-	$100,000
Benedetta Casamento		$112,877	$-	$-	$-	$-	$112,877
Leonard Osser		$100,000	$-	$-	$-	$-	$100,000

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and person who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnish to us, or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements applicable to our officers and director were complied with during the fiscal year ended December 31, 2022.

Code of Ethics

Milestone Scientific has adopted a code of ethics that applies to its directors, principal executive officer, principal financial officer and other persons performing similar functions. This code of ethics is posted on Milestone Scientific’s web site at www.milestonescientific.com. Milestone Scientific will also provide a copy of the Code of Ethics to any person without charge, upon written request addressed to the Chairman of the Board, Neal Goldman, at the Company’s principal executive office, located at 425 Eagle Rock Avenue Roseland, NJ 07068.

Certain Relationships and Related Transactions.

Milestone Scientific has a supply agreement with United Systems (whose controlling shareholder, Tom Cheng, is a stockholder of Milestone Scientific), the principal supplier of its handpieces, pursuant to which it procures manufactured products under specific purchase orders, but without minimum purchase commitments. Purchases from this supplier were approximately $3.4 million and $1.7 million for the twelve months ended December 31, 2022 and 2021, respectively. As December 31, 2022, and December 31, 2021, Milestone Scientific owed this supplier approximately $819,000 and $548,000, respectively, which is included in accounts payable and accrued expenses related party on the consolidated balance sheets. In June 2021, the Company signed a ten-year agreement with United Systems for supplying the handpieces.

In first quarter of 2020, Milestone China and certain manufacturing/marketing affiliates entered into a reorganization agreement (the “Transaction”) pursuant to which Milestone China was to merge into an affiliated manufacturing company, Anhui Maishida Medical Technology, Co. Ltd. (“Anhui”), with Anhui as the surviving entity and to have complete responsibility for sales, marketing, and distribution for the Company’s dental products in China. After completion of the Transaction, Milestone Scientific was expected to have an approximate 28.4% direct ownership in Anhui. Due to the COVID-19 pandemic, the regulatory approval of the planned Transaction was delayed while applicable government offices were closed in China and Hong Kong. Until the completion of the transaction Milestone Scientific's 28.4% in Anhui was held by Milestone China.

On November 23, 2021, management of Milestone Scientific became aware that on October 8, 2021, without approval from Milestone Scientific, (i) Milestone China entered into an Equity Transfer Agreement whereby Milestone China’s 28.4% equity stake in Anhui was transferred to Lidong Zhang, the CEO of Milestone China and Anhui, in exchange for RMB 2,840 million (approximately $440,351) of which no amounts have been or are expected to be received, see below, and (ii) Anhui held a shareholders’ meeting at which the Equity Transfer Agreement was approved by the shareholders of Anhui, eliminating Milestone China’s equity interest in Anhui and Milestone Scientific’s indirect equity interest in Anhui. Based on a review of the minutes of the Anhui shareholders’ meeting, Milestone China was not listed as a shareholder in such meeting due to the executed Equity Transfer Agreement between Lidong Zhang and Milestone China.

Though management believes that this conveyance by Milestone China to Lidong Zhang is outside of the laws of Hong Kong and/or China, as may be applicable, at this juncture Milestone Scientific has no ownership in Anhui and Milestone China has no assets or operations. After considering taking action to assert our rights in the matter, and based on the acknowledgement that such course of action is not without its procedural and substantive challenges in Hong Kong and/or China and, importantly, in view of Michelle Zhang dba Solee Science & Technology USA (“Solee”) (see below), a company located in New Jersey, then becoming the independent distributor for Milestone China and its subsidiaries, and due to the good working relationship then developing between Milestone Scientific and Solee and to the reduction of Milestone Scientific’s credit exposure to a Chinese entity, management is not pursuing any legal action at this time to recover our equity interest. The Company does not believe it is prudent at this time to continue to pursue its investigation of any options it may have regarding its Chinese distributor, and therefore, in order to preserve cash the Company is for the time being suspending its investigation.

At this time, Milestone Scientific has not received any consideration, does not know if any of such consideration promised to Milestone China for its interest in Anhui has been paid and, if paid, whether it can recover its share of such consideration. Unless circumstances change, Milestone Scientific does not expect it will receive any of the consideration received by Milestone China for its assets without pursuing legal action. As a result, Milestone Scientific has not recorded a gain or receivable related to the transfer of Anhui. As of December 31, 2022 and December 31, 2021, the investment in Milestone China was zero.

K. Tucker Andersen, a significant stockholder of Milestone Scientific, has an agreement with Milestone Scientific to provide financial and business strategic services. Expenses recognized on this agreement were $100,000 for each of the years ended December 31, 2022 and 2021.

The Director of Clinical Affairs’ royalty fee was approximately $442,000 and $446,000 for the years ended December 31, 2022 and 2021, respectively. Additionally, Milestone Scientific expensed consulting fees to the Director of Clinical Affairs of $154,000 and $158,000 for the year ended December 31, 2022 and 2021, respectively. As of December 31, 2022, and 2021, Milestone Scientific owed the Director Clinical Affairs for royalties of approximately $120,000 and $123,000, respectively, which is included in accounts payable, related party and accrued expense, related party, in the consolidated balance sheet.

On March 2, 2021, Milestone Scientific entered into a Royalty Sharing Agreement with Leonard Osser, the Company’s then Interim Chief Executive Officer, pursuant to which Mr. Osser sold, transferred and assigned to the Company all of his rights in and to a certain patent application as to which he is a co-inventor with Dr. Hochman, and the Company agreed to pay to Mr. Osser, beginning May 9, 2027, half of the royalty (2.5%) on net sales that would otherwise be payable to Dr. Hochman and his wife under their Technology Sale Agreement with the Company, the Hochman's having agreed with the Company pursuant to an addendum to such Technology Sale Agreement dated February 25, 2021 to reduce from 5% to 2.5% the payments due to them on May 9, 2027 and thereafter, with respect to dental products.

Pursuant to a Succession Agreement dated April 6, 2021 between Mr. Osser and the Company: (i) the Employment Agreement dated as of July 10, 2017 between Mr. Osser and the Company, pursuant to which upon Mr. Osser stepping down as Interim Chief Executive Officer of the Company, the Company agreed to employ him as Managing Director, China Operations of the Company (the “China Operations Agreement”), and (ii) the Consulting Agreement dated as of July 10, 2017 (the “Consulting Agreement”) between the Company and U.S. Asian Consulting Group, LLC, a company of which Mr. Osser is a managing member, the compensation under the China Operations Agreement was modified to reduce the overall compensation by $100,000 to $200,000, split equally between a cash amount and an amount in shares, and the compensation under the Consulting Agreement is increased by $100,000 to $200,000, equally split between a cash amount and an amount in shares, which shares were formerly payable under the China Operations Agreement. Compensation under the China Operations Agreement and the Consulting Agreement are payable for 9.5 years from May 19, 2021.The Company recorded expense of $200,000 and $125,000 related to the Managing Director, China Operations for the year ended December 31, 2022 and 2021, respectively. The Company recorded expense of $200,000 and $125,000 related to the US Asian Consulting Group, LLC for the year ended December 31, 2022 and 2021, respectively.

PROPOSAL 2

APPROVAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE ISSUED UNDER THE COMPANY’S 2020 EQUITY INCENTIVE PLAN FROM 4,000,000 TO 11,500,000

(ITEM 2 ON THE PROXY CARD)

General

Milestone's Board adopted, and Milestone’s shareholders approved, the 2020 Equity Inventive (as amended and restated, the "2020 Plan”), subject to stockholder approval. The  2020 Plan provides for the grant to our employees, directors and consultants of incentive and non-qualified stock options, shares of restricted stock and other stock-based awards, up to an aggregate of 4,000,000 shares of Common Stock.  The Board and Compensation Committee has approved (subject to stockholder approval) an increase in the aggregate number of shares issuable under the 2020 Plan from 4,000,000 shares to11,500,000 shares. As of the Record Date, the Company has issued an aggregate of 3,151,652 shares and options to purchase shares under the 2020 Plan, leaving only 323,990 shares available for issuance. The Board believes it to be in the best interests of the Company and its shareholders to have a sufficient number of shares available for issuance under the 2020 Plan in order to adequately incentivize its current and future, employees, directors and consultants.

The purpose of the 2020 Plan is to provide incentives to employees, directors and consultants whose performance will contribute to our long-term success and growth, to strengthen the Company's ability to attract and retain employees, directors and consultants of high competence, to increase the identity of interests of such people with those of its stockholders and to help build loyalty to Milestone through recognition and the opportunity for stock ownership. The Compensation Committee of the Board administers the 2020 Plan.

The following description of the 2020 Plan is a summary and is qualified in its entirety by reference to the 2020 Plan, a copy of which has been filed on April 30, 2021 with the SEC as Appendix A to the Company’s proxy statement for its 2021 annual meeting.

Summary of the Key Terms of the 2020 Plan

Purpose.  The purpose of the 2020 Plan is to provide incentives to employees, directors and consultants whose performance will contribute to our long-term success and growth, to strengthen the Company's ability to attract and retain employees, directors and consultants of high competence, to increase the identity of interests of such people with those of its stockholders and to help build loyalty to Milestone through recognition and the opportunity for stock ownership.

Types of Awards.  The 2020 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code”), non-qualified stock options,  restricted stock awards, and other stock-based awards.

Administration.  The 2020 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee”), which may in turn delegate administrative authority to one or more of our executive officers.

Number of Shares Available.  The aggregate number of shares of common stock that may be issued pursuant to equity awards granted under the 2020 Plan may not exceed 9,500,000 shares, subject to stockholder approval. If any outstanding award granted under the 2020 Plan should for any reason expire, be cancelled or be forfeited without having been exercised in full, the shares of Common Stock allocable to the unexercised, cancelled or terminated portion of such award shall become available for subsequent grants of awards under the 2020 Plan. The 2020 Plan is intended to constitute an "unfunded” plan for incentive and deferred compensation that does not meet the tax code requirements for a qualified retirement plan and is not subject to most of the requirements of ERISA.

Eligibility.  Incentive stock options may be granted only to employees of the Company, or a "subsidiary corporation” (as such term is defined in Section 424(f) of the Code) of the Company. Equity awards other than incentive stock options may be granted to employees, directors, and consultants.

Stock Options.  Each stock option granted under the 2020 Plan shall be evidenced by a written stock option agreement between the optionee and the Company and shall be subject to the following conditions:

Term.  An option may not be exercisable after the expiration of 10 years from the date of its grant or. at the discretion of the Committee, such shorter period specified in the award agreement. A person holding stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Shareholder”) may not be granted an incentive stock option unless the option is not exercisable after the expiration of 5 years from the date of grant.

Exercise Price.  The exercise price of an option must not be less than 100% of the fair market value of the Company’s common stock on the date of grant. A 10% Shareholder may not be granted an incentive stock option unless the exercise price of such option is at least 110% of the fair market value of the Company’s common stock on the date of grant.

Payment of Options.  Payment upon exercise of an option must be made in cash, unless the Committee permits a different form of payment, which may include cashless exercise.

Exercise of the Option.  Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined at the time of grant by the Committee. The 2020 Plan permits the Committee to accelerate the vesting of options at any time. An option is exercised by giving written notice of exercise and by tendering full payment of the exercise price.

Termination of Employment. In the event of termination of employment, the option may be exercised as provided in the stock option agreement for a period after the end of employment. In certain circumstances, such as death or disability, the 2020 Plan specifies an exercise after the termination of employment.

Assignability.  Except as otherwise determined by the Committee, options granted under the 2020 Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and options may be exercised or otherwise realized, during the lifetime of the holder, only by the holder or by his or her guardian or legal representative.

Restricted Stock Awards. The 2020 Plan provides that the Committee may award grants of restricted stock on terms that it may determine, subject to such terms and conditions, consistent with the other provisions of the 2020 Plan. A restricted stock award may be awarded in consideration for past or future services actually or to be rendered to the Company. Shares of common stock awarded under a restricted stock award agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Committee.

Bonus Stock and Awards in Lieu of Obligations. The 2020 Plan provides that the Committee may grant shares of Common Stock as a bonus, or to grant shares of Common Stock or other awards in lieu of obligations to pay cash or deliver other property under the 2020 Plan or under other plans or compensatory arrangements; provided that, in the case of holders subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of shares or other awards are exempt from liability under Section 16(b) of the Exchange Act. Shares of Common Stock or other awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

Other Stock-Based Awards. The 2020 Plan provides that the Committee may, subject to limitations under applicable law, grant to any holder such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the 2020 Plan. Other stock-based awards may be granted to holders either alone or in addition to other awards granted under the 2020 Plan, and such other stock-based awards shall also be available as a form of payment in the settlement of other awards granted under the 2020 Plan. The Committee shall determine the terms and conditions of such other awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under that section of the 2020 Plan shall be purchased for such consideration paid for at such times, by such methods, and in such forms, including, cash, shares of Common Stock, other awards, or other property, as the Committee shall determine.

Adjustment upon Changes in Capitalization. In the event of any extraordinary dividend, stock dividend, recapitalization, merger, consolidation, stock split, warrant or rights issuance, or combination or exchange of such shares, or other similar transactions affecting the equity securities of an option or other award, each of the number of shares of Common Stock available for awards, the number of such shares covered by outstanding options or other awards, and the price per share of options or other awards, as appropriate, shall be equitably adjusted by the Committee to reflect such event and preserve the value of such awards.

Change in Control.  Upon the occurrence of a Change in Control (as that term is defined in the 2020 Plan), each outstanding award will be treated as the Committee determines without the holder’s consent, including, that:

i.

the award will be assumed, or a substantially equivalent award will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices;

ii.

outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent any awards are not exercised, if the Committee determines terminate such unexercised awards upon or immediately prior to the effectiveness of such Change in Control;

iii.

(A) the termination of an award in exchange for an amount of cash and/or property equal to the amount that would have been attained upon the exercise of such award or realization of the holder’s rights as of the date of the occurrence of the transaction, or (B) the replacement of such award with other rights or property for equivalent value selected by the Committee in its sole discretion; or

iv.	any combination of the foregoing.

In taking any of the actions described above, the Committee will not be obligated to treat all awards held by others, all awards held by Holder, or all awards of the same type, similarly.

The 2020 Plan provides that, notwithstanding the definition of Change in Control, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

Amendment or Termination of the 2020 Plan. The Board of Directors may, at any time, suspend, terminate, modify or amend the 2020 Plan; provided, however, that, unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the 2020 Plan to continue to comply with Rule 16b-3, Section 162(m) of the Code or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. No such suspension, termination, modification, or amendment of the 2020 Plan may adversely affect any award previously granted, unless the written consent of the holder is obtained.

Federal Income Tax Consequences.  We believe that under current law the following U.S. Federal income tax consequences generally would arise with respect to option awards under the 2020 Plan.

Non-qualified Stock Options. The grant of non-qualified stock options will have no immediate tax consequences to the Company or the grantee. The exercise of a non-qualified stock option will require a grantee to include in his or her gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price. Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, a grantee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. Milestone will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the employee is in receipt of income in connection with the exercise of a non-qualified stock option.

Incentive Stock Options. The grant of an incentive stock option will have no immediate tax consequences to Milestone or its employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him or her (a "disqualifying disposition"), he or she will realize no compensation income and any gain or loss that he or she realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee's alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

New Plan Benefits Under the 2020 Plan

Future awards under the 2020 Plan will be granted in the discretion of the Compensation Committee. The type, number, recipients, and other terms of such future awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the "Executive Compensation" and “Outstanding Equity Awards at December 31, 2022” elsewhere in this Proxy Statement and in our financial statements for the fiscal year ended December 31, 2022 included in the Annual Report which accompanies this Proxy Statement.

Vote Required and Recommendation of the Board

The affirmative vote of at least a majority of the votes cast at the Annual Meeting is required to approve this Proposal No. 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS

VOTE “FOR” APPROVAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE ISSUED UNDER THE COMPANY’S 2020 EQUITY INCENTIVE PLAN FROM 4,000,000 TO 11,500,000.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 3 ON THE PROXY CARD)

The independent registered public accounting firm of Friedman LLP (“Friedman”) had been our independent auditor since 2016. Effective September 1, 2022, Friedman combined with Marcum LLP (“Marcum”) and continued to operate as an independent registered public accounting firm. On October 13, 2022, the Audit Committee of the Board of the Company approved the dismissal of Friedman and the engagement of Marcum to serve as the independent registered public accounting firm of the Company. The services previously provided by Friedman will now be provided by Marcum, LLP.

Marcum’s audit report appears in the Annual Report. A representative of Marcum will be at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Selection of the independent accountants is not required to be submitted to a vote of our stockholders for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent auditors. The Audit Committee expects to appoint Marcum to serve as independent auditors to conduct an audit of Milestone Scientific’s financial statements for the 2023 fiscal year. However, the Board is submitting this matter to Milestone Scientific’s stockholders as a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will take that into consideration when deciding whether to retain Marcum and may retain that firm or another without re-submitting the matter to the stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Milestone Scientific and the stockholders.

Vote Required and Recommendation of the Board

The affirmative vote of at least a majority of the votes cast at the Annual Meeting is required to approve this Proposal No. 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS

VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT

AUDITORS.

********

Audit Fees

Milestone Scientific incurred aggregate audit and financial statement review fees of approximately $267,000 from Friedman and Marcum for 2022. Milestone Scientific incurred audit and financial statement review fees of approximately $292,000 from Friedman for 2021. These fees include fees for professional services rendered for the audit of our annual financial statements and the review of financial statements included in our report on Form 10-Q's or services that are normally provided in connection with statutory and regulatory filings and fees related to registration statements.

Tax Fees

Milestone Scientific incurred aggregate tax fees of approximately $40,000 from Friedman and Marcum for 2022. Milestone Scientific incurred tax fees of approximately $38,000 from Friedman for 2021.

Audit Related Fees

Milestone Scientific did not incur audit related fees from Friedman or Marcum in either 2022 or 2021.

All Other Fees

Milestone Scientific did not incur other accounting fees from Friedman and Marcum in either 2022 or 2021.

Audit Committee Administration of the Engagement

The engagements with Friedman and Marcum as the Company’s principal accountants were approved in advance by the Board and the Audit Committee. No non-audit or non-audit related services were approved by the Audit Committee in either 2022 or 2021.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by the independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision-making process but may not delegate this authority to management. The Audit Committee may delegate its authority to preapprove services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting. All audit and non-audit services performed by the independent accountants have been pre-approved by the Audit Committee to assure that such services do not impair the auditors’ independence from us.

Changes in Company’s Independent Registered Public Accountant

During the two most recent fiscal years ended December 31, 2021 and 2020, and the subsequent interim period through October 13, 2022, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Friedman, would have caused Friedman to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such years. Also, during this time, there were no "reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

Friedman’s reports on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2021 and 2020 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2021 and 2020 and through October 13, 2022, neither the Company nor anyone on its behalf consulted with Marcum regarding (i) the application of accounting principles to any specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Marcum concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a "disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a "reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

AUDIT COMMITTEE REPORT

The Audit Committee’s purpose is to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent auditors’ qualifications and independence, and (iv) the performance of our internal audit function and independent auditors to decide whether to appoint, retain or terminate our independent auditors, and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and to prepare this Report.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

The Audit Committee reviewed our audited financial statements for the year ended December 31, 2022 and met with management to discuss such audited financial statements. The Audit Committee has discussed with our independent accountants, Friedman LLP and Marcum LLP, the matters required to be discussed by the Statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Friedman LLP required by the Independence Standards Board Standard No. 1, as may be modified or supplemented. The Audit Committee has discussed with Friedman LLP and Marcum LLP its independence from Milestone Scientific and its management. Friedman LLP and Marcum LLP had full and free access to the Audit Committee. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Submitted by the Audit Committee

Benedetta Casamento

Neil Goldman

Michael McGeehan

OTHER BUSINESS

As of the date of this Proxy Statement, we know of no other business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, the persons designated as proxies will vote all shares in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with their best judgment.

ADDITIONAL INFORMATION

Householding

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report, please address your request for delivery of the Proxy Statement and/or Annual Report to Corporate Secretary, Milestone Scientific Inc., 425 Eagle Rock Avenue, Suite 403 Roseland, New Jersey 07068.

Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors, and Other Business of Stockholders

Stockholders interested in presenting a proposal or nominating a person for election as a director for consideration at the annual meeting of stockholders in 2024 (the “2024 Meeting”) must follow the procedures found in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the Company’s proxy materials for the 2024 Meeting, the stockholder must give the Company written notice of the proposal and/or director nominee which must be received by our Corporate Secretary no later than January 1, 2024. A stockholder who wishes to make a proposal at the next annual meeting of stockholders without including the proposal in our proxy statement must notify us not less than thirty (30) days and not more than sixty (60) days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than forty (40) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by us for the next annual meeting of stockholders will have discretionary authority to vote on the proposal. Stockholder proposals should be addressed to the Corporate Secretary, Milestone Scientific Inc., 425 Eagle Rock Avenue, Suite 403 Roseland, New Jersey 07068.

EVERY STOCKHOLDER, WHETHER OR NOT HE OR SHE EXPECTS TO ATTEND THE ANNUAL MEETING IN PERSON, IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

Electronic Availability of Proxy Statement and Annual Report

As required by SEC rules, we are making this Proxy Statement and our Annual Report available to stockholders electronically via the Internet at www.proxyvote.com.

If you received a paper copy of this Proxy Statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on www.proxyvote.com. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you reduce the amount of mail you receive and help preserve environmental resources. Registered stockholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at www.proxyvote.com. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location. Beneficial or “street name” stockholders who wish to elect one of these options may also do so at www.proxyvote.com. Please enter your 12-digit control number located on the proxy card or notice.

The Annual Report accompanies the proxy materials being provided to all stockholders. We will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, additional copies of the Annual Report including the financial statements and financial statement schedules included therein. All such requests should be directed to Corporate Secretary, Milestone Scientific Inc., 425 Eagle Rock Avenue, Suite 403 Roseland, New Jersey 07068.

By order of the Board of Directors

Neil Goldman
Chairman of the Board
Roseland, New Jersey
May 1, 2023

MILESTONE SCIENTIFIC INC.
425 EAGLE ROCK AVENUE
SUITE #403
ROSELAND, NJ 07068
ATTN: YANG XIONG

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 27, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/MLSS2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 23, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Neal Goldman
02) Leonard Osser
03) Benedetta I. Casamento
04) Michael McGeehan
05) Gian Domenico Trombetta
06) Arjan Haverhals

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If it is a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000569755_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com

MILESTONE SCIENTIFIC INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON JUNE 28, 2023

The undersigned hereby appoints Neil Goldman and Arjan Haverhals, and each of them, with the full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of Milestone Scientific Inc. (the "Company") to be held on June 28, 2023 at 9:00 a.m., ET, in a virtual meeting format conducted via live audio webcast at and www.virtualshareholdermeeting.com/MLSS2023at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this

0000569755_2 R1.0.0.24

Continued and to be signed on reverse side